Exhibit 10.47
KeyCorp
Deferred Equity Allocation Plan
ARTICLE I
Purpose
     The purpose of the Plan is to establish limits on the crediting of Common Shares pursuant to the Corporation’s Deferred Compensation Plans as in effect from time to time, and to provide the shareholders of the Corporation with the opportunity to approve such limits.
ARTICLE II
Definitions
     For the purposes of this Plan, the following words shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:
(a)	“Board” shall mean the Board of Directors of the Corporation, and to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 5.1 of this Plan, such committee (or subcommittee).

(b)	“Common Shares” shall mean the common shares, par value $1.00 per share, of the Corporation or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Article IV of this Plan.

(c)	“Common Stock Account” shall mean the bookkeeping account established by the Corporation for each Participant under a Deferred Compensation Plan, in which a Participant may elect to have his or her Participant Deferrals credited in the form of Common Shares, and which shall reflect all Participant Deferrals, Corporate Contributions and dividends and other distributions, gains and losses credited in the form of Common Shares, in accordance with the terms of the applicable Deferred Compensation Plan.

(d)	“Corporate Contributions” shall mean the contribution amounts that an Employer has agreed, under the terms of the applicable Deferred Compensation Plan, to contribute on a bookkeeping basis to a Participant’s Common Stock Account.

(e)	“Corporation” shall mean KeyCorp, an Ohio corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.

(f)	“Deferred Compensation Plans” shall mean the Existing Plans and any other plan, agreement or program of the Corporation that is now or hereafter intended to provide Employees or Directors of the Corporation with the opportunity or obligation to make Participant Deferrals, but only if and to the extent that such plan (i) has been determined by the Board to be covered by this Plan as a Deferred Compensation Plan, (ii) has not been separately approved by the Corporation’s shareholders, and (iii) is not a plan that is qualified under Section 401(a) of the Internal Revenue Code. Notwithstanding the foregoing, no plan other than an Existing Plan shall be considered a Deferred Compensation Plan if (A) it provides for Corporate Contributions to Directors or Officers in excess of 25% of their Participant Deferrals, unless such plan is an Excess Plan, or (B) it provides for Corporate Contributions in excess of 100% of any Participant Deferrals.

(g)	“Director” shall mean a member of the Board of Directors of the Corporation.

(h)	“Effective Date” shall mean the date on which this Plan becomes effective, which shall be the date the Plan is approved by the Corporation’s shareholders.

(i)	“Employee” shall mean a common law employee who is employed by the Corporation.

(j)	“Excess Plan” shall mean a supplemental employee benefit plan that is operated in conjunction with a plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

(k)	“Employer” shall mean the Corporation and any of its subsidiaries that participate in a Deferred Compensation Plan.

(l)	“Existing Plans” shall mean the following plans, as in effect on the Effective Date, as the same may be amended thereafter from time to time: the KeyCorp Commissioned Deferred Compensation Plan, the KeyCorp Deferred Compensation Plan, the Amended and Restated Director Deferred Compensation Plan, the KeyCorp Automatic Deferral Plan, the KeyCorp Signing Bonus Plan, the McDonald Financial Group Deferral Plan and the KeyCorp Excess 401(k) Plan.

(m)	“Independent Director” shall mean a Director who is not an employee of the Corporation or a subsidiary of the Corporation and otherwise satisfies the applicable independence requirements set forth in the rules of the New York Stock Exchange.

(n)	“Officer” shall have the meaning set forth in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.

(o)	“Participant” shall mean (i) any Employee and any Director who meets the eligibility requirements of any of the Existing Plans and who has elected or is required to participate in such Existing Plan and (ii) any Employee and any Director who will, in the future, meet the eligibility requirements of any other Deferred Compensation Plan of the Corporation and who elects or is required to participate in such Deferred Compensation Plan.

(p)	“Participant Deferrals” shall mean the amount of a Participant’s salary, bonuses (including signing and retention bonuses), retainers, commissions, fees, property, securities and other compensation earned by or awarded to the Participant, the time of payment or delivery of which the Participant has elected or been required to defer pursuant to a Deferred Compensation Plan. Notwithstanding anything to the contrary contained herein, Participant Deferrals shall be credited as Common Shares to a Participant’s Common Stock Account based on a price not less than the fair market value of the Common Shares on the date of the crediting of such Participant Deferrals to the Common Stock Account. The determination of fair market value shall be as provided in the applicable Deferred Compensation Plan.

(q)	“Plan” shall mean this KeyCorp Deferred Equity Allocation Plan, as the same may be amended from time to time.
ARTICLE III
Share Limitations
     Section 3.1 Shares Available Under the Plan. Subject to adjustment as provided in Section 3.4 and Article IV of this Plan, the number of Common Shares credited to Participants’ Common Stock Accounts as Participant Deferrals and Corporate Contributions pursuant to the Deferred Compensation Plans shall not in the aggregate exceed the aggregate number of shares credited to Participants’ Common Stock Accounts as of the Effective Date plus 15,000,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any shares delivered to Participants by a trust that is treated as a “grantor trust” within the meaning of Sections 671-679 of the Internal Revenue Code of 1986, as amended, shall be treated as delivered by the Corporation under this Plan.

     Section 3.2 Shares Available for Corporate Contributions. Subject to adjustment as provided in Section 3.4 and Article IV of this Plan, the number of Common Shares credited to Participants’ Common Stock Accounts as Corporate Contributions after the Effective Date shall not exceed 7,000,000 Common Shares.
     Section 3.3 Shares Available for Dividends. Common Shares that may be credited and thereafter distributed as dividend equivalents shall not be subject to the limits set forth in Sections 3.1 and 3.2, except that if any shares are so allocated at a rate in excess of the actual dividend rates on the Common Shares, such excess shall be subject to the limits set forth in Sections 3.1 and 3.2 hereof, as applicable.
     Section 3.4 Forfeitures, Etc.; Payment in Cash. The number of shares available in Sections 3.1 and 3.2 above shall be adjusted to account for shares credited to the Common Stock Accounts of Participants that are forfeited, surrendered or relinquished to the Corporation, to provide for the payment of taxes or otherwise, paid or distributed to such Participants in the form of cash, or that are not distributed in the form of Common Shares for any other reason, as provided under the terms of the particular Deferred Compensation Plan. Upon forfeiture, surrender or relinquishment, or upon payment or distribution in cash, of Common Shares credited to a Common Stock Account, or upon any other distribution or settlement of Common Stock Accounts other than in the form of Common Shares, such Common Shares shall again be available to be credited to a Common Stock Account under any of the Deferred Compensation Plans and Sections 3.1 and 3.2 of this Plan, as applicable.
ARTICLE IV
Adjustments
     The Board may make or provide for such adjustments in the number of Common Shares specified in Sections 3.1 and 3.2 hereof, and in the kind of shares covered by this Plan, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of rights that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

ARTICLE V
Administration
     Section 5.1 Administration of the Plan. This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or a subcommittee thereof) consisting of not less than three Independent Directors appointed by the Board. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee. As of the Effective Date, the Board delegates all of its authority under this Plan to its Compensation Committee.
     Section 5.2 Interpretation; Construction. The interpretation and construction by the Board of any provision of this Plan and any determination by the Board pursuant to any provision of this Plan shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.
ARTICLE VI
Amendments, Etc.
     Section 6.1 Amendments. The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits under other plans without shareholder approval consistent with the rules of the New York Stock Exchange.
     Section 6.2 No Employment Rights. This Plan shall not confer upon any Participant any right with respect to continuation of employment or other service with the Corporation, nor shall it interfere in any way with any right the Corporation would otherwise have to terminate such Participant’s employment or other service at any time. Notwithstanding this Plan, the provisions of the applicable Deferred Compensation Plan, including, without limitation, the terms relating to eligibility, participation, Participant Deferrals and deferral limits, Corporate Contributions, vesting and distribution, shall continue to apply to the Participants in such Deferred Compensation Plan.

     Section 6.3 Unfunded Plan. All Common Shares, dividends, earnings and any other gains and losses allocated to Participants’ Common Stock Accounts remain the assets and property of the Corporation, which shall be subject to distribution to the Participant only in accordance with the terms of each respective Deferred Compensation Plan. Payments made under each respective Deferred Compensation Plan in accordance with the provisions of this Plan shall be made from the general assets of the Corporation, and Participants and their beneficiaries shall have the status of general unsecured creditors of the Corporation. Nothing contained in this Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation, or any other person. It is the intention of the Corporation and the Participants that all Deferred Compensation Plans covered by this Plan be unfunded for tax purposes and for purposes of Title I of Employee Retirement Income Security Act of 1974, as amended.
     Section 6.4 Governing Law. The Plan shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.
     Section 6.5 Expenses. The expenses of administration of this Plan shall be paid by the Corporation.